Exhibit 99.1

NEWS RELEASE

Contacts:
Janet Yang, Finance Manager investorrelations@wtoffshore.com
713-297-8024

Danny Gibbons, SVP & CFO jgibbons@wtoffshore.com
713-624-7393

W&T Offshore Announces Receipt of Requisite Consents with Respect to its Tender Offer and Consent

Solicitation for its 8.25% Senior Notes due 2014

HOUSTON—June 10, 2011—W&T Offshore, Inc. (NYSE:WTI; the “Company”) announced today that pursuant to its previously announced cash tender offer to purchase any and all of its outstanding 8.25% senior notes due 2014 (CUSIP Nos. 92922P AA4 and U85254 AA5) (the “Notes”) and related consent solicitations to effect certain amendments to the indenture governing the Notes, it received tenders and consents from holders of $406,150,000, or approximately 90%, of the outstanding aggregate principal amount of the Notes, by 11:59 p.m., New York City time, on June 9, 2011 (the “Consent Expiration”). The consents received exceeded the number needed to approve the proposed amendments to the indenture governing the Notes.

The Company intends to execute later today a supplemental indenture (the “Supplemental Indenture”) with respect to the indenture governing the Notes, which will eliminate most of the restrictive covenants and certain events of default applicable to the Notes. The Supplemental Indenture will not become operative until a majority in aggregate principal amount of the Notes has been purchased by the Company pursuant to the terms of the tender offer and the consent solicitation, which is expected to occur today.

The Company’s obligation to accept for purchase, and to pay for, any Notes pursuant to the tender offer is subject to a number of conditions that are set forth in the Offer to Purchase and Consent Solicitation Statement dated May 26, 2011 (the “Offer to Purchase”), including the closing today of the Company’s previously announced private placement of $600,000,000 of its 8.5% senior notes due 2019. Subject to the satisfaction or waiver of these conditions, later today all holders who validly tendered (and did not subsequently validly withdraw) their Notes prior to the Consent Expiration will receive total consideration equal to $1,043.75 per $1,000 principal amount of the Notes, which includes a consent payment of $30.00 per $1,000 principal amount of the Notes, plus accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes.

Holders who tender (and do not subsequently validly withdraw) their Notes after the Consent Expiration and prior to the expiration of the tender offer, will be entitled to receive total consideration equal to $1,013.50 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. Holders of Notes tendered after the Consent Expiration will not receive a consent payment. The tender offer will expire at 11:59 p.m., New York City time, on June 23, 2011, unless extended by the Company in its sole discretion.

Any Notes not tendered and purchased pursuant to the tender offer will remain outstanding and the holders will be subject to the terms of the Supplemental Indenture even though they did not consent to the amendments.

The Company has engaged Morgan Stanley & Co. LLC as the exclusive dealer manager for the tender offer. Persons with questions regarding the tender offer should contact Morgan Stanley & Co. LLC, Liability Management Group at (800) 624-1808 (toll free) or (212) 761-1057 (collect). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to D.F. King & Co., Inc., the depositary and information agent for the tender offer, at (800) 431-9643 (toll free) or (212) 269-5550 (collect).

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The tender offer is made solely pursuant to the Offer to Purchase. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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About W&T Offshore

W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T Offshore has recently diversified its operations by expanding onshore into the Permian Basin. W&T Offshore has grown through acquisitions, exploitation and exploration and holds working interests in approximately 67 fields in federal and state waters and also has approximately 30,000 net acres under lease onshore. A majority of its daily production is derived from wells it operates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect W&T Offshore’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of W&T Offshore’s risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent Form 10-Q reports found at (www.sec.gov).